Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the registration of 4,287,000 additional shares of Upbound Group, Inc.’s common stock under the Amended 2021 Long-Term Incentive Plan, of our reports dated February 24, 2023, with respect to the consolidated financial statements of Upbound Group, Inc. and the effectiveness of internal control over financial reporting of Upbound Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 6, 2023